Exhibit 5.01

October 17, 2003

Entergy Arkansas, Inc.
c/o Entergy Services, Inc.
639 Loyola Avenue

New Orleans, LA 70113

Ladies and Gentlemen:

We are acting as counsel to Entergy Arkansas, Inc., an Arkansas corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $150,000,000 in aggregate principal amount of the Company's First Mortgage Bonds, 5.40% Series due May 1, 2018 (the "5.40% Series Bonds"), $100,000,000 in aggregate principal amount of the Company's First Mortgage Bonds, 5.90% Series due June 1, 2033 (the "5.90% Series Bonds"), and $115,000,000 in aggregate principal amount of the Company's First Mortgage Bonds, 5% Series due July 1, 2018 (the "5% Series Bonds") (the 5.40% Series Bonds, the 5.90% Series Bonds and the 5% Series Bonds collectively referred to herein as the "New Bonds"), each to be issued in one or more new series, and the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Mortgage and Deed of Trust, dated as October 1, 1944, as heretofore supplemented and modified under which the New Bonds are to be issued, in connection with an offer by the Company to issue the 5.40% Series Bonds, the 5.90% Series Bonds and the 5% Series Bonds in exchange for its First Mortgage Bonds, 5.40% Series due May 1, 2018, its First Mortgage Bonds, 5.90% Series due June 1, 2033, and its First Mortgage Bonds, 5% Series due July 1, 2018, respectively, which are currently outstanding in the same respective aggregate principal amounts, all as described in the Registration Statement.

Subject to the qualifications hereinafter expressed, we are of the opinion that the New Bonds, when issued and delivered as contemplated in the Registration Statement, will be legally issued and will be binding obligations of the Company.

This opinion is limited to the laws of the States of Arkansas and New York and of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of New York, we have relied on the opinion of Thelen Reid & Priest LLP which is being filed as Exhibit 5.02 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

                           /s/ Friday, Eldredge & Clark, LLP

Friday, Eldredge & Clark, LLP